UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2026

AtriCure, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-51470	34-1940305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7555 Innovation Way, Mason OH 45040

(Address of Principal Executive Offices, and Zip Code)

(513) 755-4100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	ATRC	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 9, 2026 (the “Closing Date”), AtriCure, Inc. (the “Company”) and its wholly owned subsidiary, AtriCure, LLC (together with the Company, the “Borrowers”), entered into a First Amendment (“First Amendment”) to Credit Agreement (as amended, the “Credit Agreement”) among the Borrowers, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), JPMorgan Chase Bank, N.A., as bookrunner and lead arranger (“JPMCB”), and the lenders party thereto (“Lenders”). The First Amendment provides for a three year extension of the term of the Credit Agreement. The First Amendment also provides for a reduction in the overall interest rate on the loans under the ABL Facility and removes the minimum utilization financial covenant in addition to certain other loan administration updates.

The Credit Agreement provides for an asset-based revolving credit facility (the “ABL Facility”) in an amount of up to $125 million. Borrowers may, at their option, and subject to customary conditions, request an increase in the revolving commitment by up to $40 million (not to exceed a total of $165 million) by obtaining additional commitments from one or more Lenders or with the consent of JPMCB. A portion of the ABL Facility not in excess of $5 million is available for the issuance of letters of credit in U.S. dollars by JPMCB or other financial institutions. The Administrative Agent, in its sole discretion, may create swingline loans (the “Swingline Loans”) by advancing to the Borrowers, on behalf of the Lenders, floating rate revolving loans requested by Borrowers. Any such Swingline Loans will reduce availability under the ABL Facility on a dollar-for-dollar basis.

The ABL Facility will be used to finance the Company’s working capital needs and for general corporate purposes.

The ABL Facility is secured by a first priority perfected security interest (subject to customary exceptions) in all of the assets of the Borrowers, whether consisting of personal, tangible or intangible property, including all of the outstanding equity interests of the Company’s direct subsidiaries (limited, in the case of foreign subsidiaries, to less than 65% of the equity interest of such foreign subsidiaries to the extent a pledge or greater percentage could reasonably be expected to (i) cause the undistributed earnings of such foreign subsidiary to be treated as a deemed dividend to such foreign subsidiary’s parent and (ii) result in material adverse tax consequences). Each Borrower and each direct and indirect Material Domestic Subsidiary of the Company (each a “Guarantor”) has unconditionally guaranteed all of the indebtedness, obligations and liabilities of the Borrowers arising under the ABL Facility. At the time of closing the ABL Facility, the Borrowers are the only Guarantors.

The above description of the First Amendment and Credit Agreement is not complete and is qualified in its entirety by the actual terms of the First Amendment and Credit Agreement. A copy of the First Amendment is filed herewith as Exhibit 10.1 and is incorporated herein by reference. A copy of the Credit Agreement is filed as Exhibit 10.1 with our Current Report on Form 8-K filed on January 8, 2024 and is incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On January 12, 2026, AtriCure issued a press release announcing its preliminary financial results for the fourth quarter and full year ended December 31, 2025. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The information in Item 2.02 of this Form 8-K and in the press release attached as Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in Item 2.02 of this Form 8-K and Exhibit 99.1 shall not be incorporated by reference in any filing (whether made before or after the date hereof) or any other document under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing or document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

No.	Description

10.1	First Amendment to JPMorgan Credit Agreement*

99.1	Press Release dated January 12, 2026

104	Cover Page Interactive Data File—the cover page XBRL tags are embedded within the Inline XBRL document.

*

Certain of the exhibits and schedules to these exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted exhibits and schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRICURE, INC.

Dated: January 12, 2026	By:	/s/ Angela L. Wirick
Angela L. Wirick
Chief Financial Officer